Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Third-Quarter Fiscal 2014 Financial Results

Announces Quarterly Dividend

BILLERICA, MA, August 6, 2014 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the third quarter of fiscal 2014 ended June 30, 2014.

The Company also announced that its board of directors has voted to pay its quarterly dividend of $.11 per share to shareholders of record August 21, 2014 payable August 29, 2014.
Management Comments
“We performed well in the third quarter on the strength of our High-Performance Products & Solutions (HPPS) segment, driven by continued solid Myricom sales as well as royalty revenue from the E-2D,” said President and Chief Executive Office Victor Dellovo. “In the HPPS segment, we recorded $1.9 million in royalty revenue related to three E-2D planes. We had already received royalty revenues related to two planes in the first half of the fiscal year, so we have reached our target of receiving royalty revenues for five planes in FY 2014.”
“At our IT Solutions segment, another strong quarter in Germany was offset by continued softness in the US. We won a contract for professional services for a major international airport to provide a complete physical and wireless/RF site survey and complete redesign of their wireless infrastructure. Wireless is a significant area of growth for us and this is one of our largest wins to date. While our investments in engineering are creating near-term pressure on margins, we are enthusiastic about the prospects for long-term margin appreciation that we expect will result from our managed services strategy.”
“Looking ahead, we have the right strategy to take advantage of many opportunities in our markets,” said Dellovo. “At IT Solutions, we are seeing the initial success of our effort to focus on high-margin managed service business, and our pipeline is growing. At the HPPS segment, we are encouraged by the promise of growth and customer diversity from Myricom, and we look forward to capitalizing on future opportunities with the E-2D as production continues through fiscal year 2018.”

Financial Results
For the third quarter of fiscal 2014, revenue was $22.6 million compared with $19.0 million in the year-ago quarter. For the nine-month period, revenue was $64.9 million compared with $65.7 million in the nine-month period of fiscal 2013. Foreign exchange had positive effects on revenue of $400,000 for the three-month period and $1.0 million for the nine-month period of fiscal 2014.

Gross margin for the third quarter was 27% for three month period compared with 20% for the prior-year. Gross margin for the nine-month period increased to 24% from 21% in fiscal 2013 due to a greater mix of High Performance Products and Solutions products, which carry higher margins.

Exhibit 99.1

Net income for the third quarter was $899,000, or $0.25 per diluted share, compared with a net loss of $478,000, or $0.14 per share, in the third quarter of fiscal 2013. Net income for the first nine months of fiscal 2014 was $1.4 million, or $0.39 per diluted share, compared with $377,000, or $0.11 per diluted share, in the same period of fiscal 2013.

Cash and short-term investments decreased by $2.2 million from $18.6 million at year-end fiscal 2013 to $16.5 million as of June 30, 2014. CSP’s cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its High Performance Products and Solutions and its IT Solutions segments.

Conference Call Details
CSP Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (866) 952-7535 or (785) 424-1836 and referencing the conference ID, CSPQ314. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP’s website.

About CSP Inc.
Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.
CSP, Inc's High Performance Products & Solutions segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets. The Company also owns Myricom, a pioneer in high performance computing interconnect technology. Founded in 1970, Modcomp, Inc. is part of CSPI's Information Technology Solutions segment, and has offices in North America and Europe. Modcomp provides solutions and services for complex IT environments including disaster recovery, mobility, managed services, security, data center management, and collaboration. More information about CSP, Inc. is available at www.cspi.com. To learn more about Myricom or Modcomp, Inc., please visit www.myricom.com and www.modcomp.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, won a contract for professional services for a major international airport to provide a complete physical and wireless/RF site survey and complete redesign of their wireless infrastructure, we look forward to capitalizing on future opportunities with the E-2D as production continues through fiscal year 2018. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2014	September 30, 2012
Assets
Current assets:
Cash and short-term investments	$16,450	$18,619
Accounts receivable, net	15,775	13,529
Inventories	6,868	4,791
Other current assets	3,959	3,979
Total current assets	43,052	40,918
Property, equipment and improvements, net	1,446	1,420
Other assets	5,241	4,887
Total assets	$49,739	$47,225

Liabilities and Shareholders’ Equity
Current liabilities	17,364	15,125
Pension and retirement plans	8,680	8,660
Non-current liabilities	67	405
Total Liabilities	26,111	24,190
Shareholders’ equity	23,628	23,035
Total liabilities and shareholders’ equity	$49,739	$47,225

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the nine months ended,
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Sales:
Product	$15,677	$14,783	$44,745	$49,625
Service	6,959	4,250	20,126	16,101
Total sales	22,636	19,033	64,871	65,726

Cost of Sales:
Product	13,048	12,284	37,270	41,184
Service	3,474	2,914	11,705	10,763
Amortization of inventory step-up and intangibles	10	—	177	—
Total cost of sales	16,532	15,198	49,152	51,947

Gross profit	6,104	3,835	15,719	13,779

Operating expenses:
Engineering and development	945	437	2,372	1,261
Selling, general & administrative	4,192	4,065	12,169	11,790
Total operating expenses	5,137	4,502	14,541	13,051

Bargain purchase gain on acquisition	—	—	462	—

Operating income (loss)	967	(667)	1,178	728

Other income (expense), net	(104)	2	(178)	36

Income (loss) before income taxes	863	(665)	1,462	764
Income tax expense (benefit)	(36)	(187)	50	387

Net income (loss)	$899	$(478)	$1,412	$377

Net income (loss) attributable to common stockholders	$863	$(468)	$1,361	$369

Income (loss) per share - basic	$0.25	$(0.14)	$0.40	$0.11
Weighted average shares outstanding - basic	3,451	3,396	3,442	3,378

Income (loss) per share - diluted	$0.25	$(0.14)	$0.39	$0.11
Weighted average shares outstanding - diluted	3,499	3,396	3,488	3,432